EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Peregrine Pharmaceuticals, Inc. for the registration of 12,000,000 shares of its common stock, and to the incorporation by reference therein of our report dated June 30, 2004 (except for Note 17, as to which the date is July 6, 2004), with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
December 16, 2004